UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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News Corporation

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On September 2, 2011, Mr. James R. Mudoch issued the following statement declining his Annual Bonus as reported in News Corporation’s Proxy Statement filed on September 2, 2011.

N E W S   R E L E A S E

For Immediate Release	Contact: Alice Macandrew: +44 (0) 20 7782 6013

Statement from James Murdoch, Deputy Chief Operating

Officer and Chairman and CEO, International

News Corporation

London, September 02, 2011 – In light of the current controversy surrounding News of the World, I have declined the bonus that the company chose to award to me. While the financial and operating performance metrics on which the bonus decision was based are not associated with this matter, I feel that declining the bonus is the right thing to do. I will consult with the Compensation Committee in the future about whether any bonus may be appropriate at a later date.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of June 30, 2011 of approximately US$62 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.

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